Exhibit 99.1




                                                         LODGIAN, INC.
                                                         3445 PEACHTREE ROAD
                                                         ATLANTA, GA 30326
                                                         www.lodgian.com
                                                         [GRAPHIC OMITTED]




AT LODGIAN, INC.                                     AT THE FINANCIAL RELATIONS BOARD/BSMG
Thomas Arasi              Thomas Eppich              Leslie Hunziker            Georganne Palffy
Chief Executive Officer   Chief Financial Officer    General Information        Analysts/Investors
tarasi@lodgian.com        teppich@lodgian.com        lhunzike@frb.bsmg.com      gpalffy@frb.bsmg.com
(404) 365-3991            (404) 365-4469             (312) 640-6760             (312) 640-6768



                      LODGIAN WILL APPOINT WILLIAM J. YUNG TO BOARD

ATLANTA - MAY 7, 2001 - Lodgian, Inc. (NYSE: LOD) announced today that William
J. Yung will be appointed to the Company's Board of Directors immediately following the Company's 2001 Annual Meeting of Stockholders on June 21, 2001. Mr. Yung will fill the vacancy created by the resignation of Michael A. Leven.


ABOUT LODGIAN

Lodgian, Inc. owns or manages a portfolio of 112 hotels with approximately 21,400 rooms in 32 states and Canada. The hotels are primarily full service, providing food and beverage service, as well as meeting facilities. Substantially all of Lodgian's hotels are affiliated with nationally recognized hospitality brands such as Holiday Inn, Crowne Plaza, Marriott, Sheraton, Hilton and Westin. Lodgian's common shares are listed on the New York Stock Exchange under the symbol "LOD". Lodgian is a component of both the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.


FORWARD LOOKING STATEMENTS

Note: Statements in this press release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results. These risks include, among others; competition within the lodging and contract service industries; the relationship between supply and demand for hotel rooms; the effects of economic conditions; issues associated with the ongoing integration of the former Servico, Inc. and Impac Hotel Group, LLC; the acquisition and renovation of existing hotels and the development of new hotels; operating risks; the cyclical nature of the lodging industry; risks associated with the dependence on franchisers of the Company's lodging properties; and the availability of capital to finance planned growth, as described in the Company's filings with the Securities and Exchange Commission.



               FOR MORE INFORMATION ON LODGIAN TOLL-FREE VIA FAX,
                      DIAL 1-800-PRO-INFO (1-800-776-4636),
                          FOLLOW THE VOICE MENU PROMPTS
                    AND ENTER THE COMPANY TICKER LOD (OR 563)

                        VISIT LODGIAN AT WWW.LODGIAN.COM